                                                                   EXHIBIT 12.1


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                           Years Ended
                                              ------------------------------------------------------------------
                                                           April 30,                 December 31,   December 31,
                                              -----------------------------------    ------------   ------------
                                               1996           1997         1998           1999         2000
                                              -------       -------       -------    ------------   ------------
Earnings:

Income before extraordinary item and
  contribution to Equity Compensation
  Plan                                        $ 9,079       $10,685       $ 9,727       $ 3,836         $ 2,736

Interest expense including amortization
   of debt issuance costs                       6,630         7,816        13,387        22,786          25,906

Interest portion of Rental Expense                438           467           436           596             632
                                              -------       -------       -------       -------         -------
Total Earnings                                $16,147       $18,968       $23,550       $27,218         $29,274
                                              =======       =======       =======       =======         =======

Fixed Costs:

Interest expenses including
  amortization of debt issuance costs         $ 6,630       $ 7,816       $13,387       $22,786         $25,906

Interest portion of Rental Expense                438           467           436           596             632
                                              -------       -------       -------       -------         -------
Total Fixed Charges                           $ 7,068       $ 8,283       $13,823       $23,382         $26,538
                                              =======       =======       =======       =======         =======
Ratio of Earnings to Fixed Charges               2.28x         2.29x         1.70x         1.16x           1.10x
                                              =======       =======       =======       =======         =======
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